Exhibit 99.3

Unaudited pro forma condensed combined financial statements of
 Olin and the Dow Chlorine Products Business

The following unaudited pro forma condensed combined financial statements present the combination of the historical financial statements of Olin and DCP, adjusted to give effect to: (1) the Merger and (2) the other Transactions.  Capitalized terms used herein are defined below under the caption “Helpful Definitions”.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2015 and the year ended December 31, 2014 combine the historical consolidated statement of operations of Olin and the historical combined statement of income (loss) for DCP, giving effect to the Merger and the other Transactions as if they had been consummated on January 1, 2014, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of Olin and the historical condensed combined balance sheet of DCP as of June 30, 2015, giving effect to the Merger and the other Transactions as if they had been consummated on June 30, 2015.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with Olin considered the acquirer of DCP. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on a preliminary estimate of the fair values of the tangible and intangible assets and liabilities of DCP. In arriving at the estimated fair values, Olin has considered the preliminary appraisals of independent consultants which were based on a preliminary and limited review of the assets and liabilities related to DCP to be transferred to, or assumed by, Splitco in the Transactions. Now that the Transactions have closed, Olin will complete the purchase price allocation after considering the fair value of DCP’s assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The historical combined financial statements of DCP have been “carved-out” from TDCC’s consolidated financial statements and reflect assumptions and allocations made by TDCC. DCP’s historical combined financial statements include all revenues, costs, assets and liabilities that are directly attributable to DCP. In addition, certain expenses reflected in DCP’s combined financial statements are an allocation from TDCC. Such expenses include, but are not limited to, general corporate expenses related to finance, legal, information technology, human resources, ethics and compliance, shared services, employee benefits and incentive, insurance and stock-based compensation. The actual costs that may have been incurred if DCP had been a stand-alone company would depend on a number of factors, including the chosen organizational structure and strategic decisions made as to information technology and infrastructure requirements. As such, DCP’s combined financial statements do not necessarily reflect what DCP’s financial condition and results of operations would have been had DCP operated as a stand-alone company during the period or at the date presented.

The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of approximately $200 million of annualized cost synergies expected to be realized within three years following the consummation of the Transactions, or, if Olin is able to increase sales to new third-party customers and access new product markets as a result of the Transactions, the potential additional annualized synergies of up to $100 million that Olin estimates may potentially be achievable within three years from the consummation of the Transactions. Olin expects to incur significant one-time costs in connection with the Transactions, including approximately (1) $55 to $60 million during 2015 of advisory, legal, accounting, integration and other professional fees related to the Transactions, (2) $25 to $30 million of financing-related fees, (3) $50 million of costs associated with the change in control mandatory acceleration of expenses under deferred compensation plans as a result of the Transactions, (4) $100 to $150 million in transition-related costs during the first three years following the consummation of the Transactions, and (5) $200 million in incremental capital spending during the first three years following the consummation of the Transactions that Olin management believes is necessary to realize the anticipated synergies from the Transactions.

The unaudited pro forma adjustments are based upon current available information and assumptions that Olin believes to be reasonable. The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages.

The unaudited pro forma condensed combined financial statements are for informational purposes only and are not intended to represent or to be indicative of the actual results of operations or financial position that the combined Olin and DCP would have reported had the Transactions been completed as of the dates set forth in the unaudited pro forma condensed combined financial statements and should not be taken as being indicative of Olin’s future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the unaudited pro forma condensed combined financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed combined financial statements and actual amounts. As a result, the pro forma combined information does not purport to be indicative of what the financial condition or results of operations would have been had the Transactions been completed on the applicable dates of the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●
Olin’s audited historical consolidated financial statements and related notes as of and for the year ended December 31, 2014, which are included in Olin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (filed with the SEC on February 25, 2015);

●
Olin’s unaudited historical consolidated financial statements and related notes as of and for the six months ended June 30, 2015, which are included in Olin’s Quarterly Report on Form 10-Q for the period ended June 30, 2015 (filed with the SEC on August 3, 2015);

●
DCP’s audited historical combined financial statements and related notes as of and for the year ended December 31, 2014, which are included in Olin’s Registration Statement on Form S-4 (Registration No. 333-203990) declared effective by the SEC on September 2, 2015; and

●
DCP’s unaudited historical combined financial statements and related notes as of and for the six months ended June 30, 2015, which are included in Olin’s Registration Statement on Form S-4 (Registration No. 333-203990) declared effective by the SEC on September 2, 2015.

Unaudited pro forma condensed combined balance sheet as of June 30, 2015

	Historical
	Olin Corporation	Dow Chlorine Products Business	Pro forma adjustments	Note 3	Pro forma condensed combined
	(in millions)
Current assets
Cash and cash equivalents	$232	$—	$(257)	A	$(25)
Receivables, net	321	332	45	B	698
Income taxes receivable	3	—	39	D	42
Inventories	222	325	68	C	615
Current deferred income taxes	50	23	(15)	D	58
Restricted cash	—	26	—		26
Other current assets	16	—	—		16
Total current assets	844	706	(120)		1,430
Property, plant and equipment, net	918	1,525	1,900	E	4,343
Intangibles, net	116	3	1,309	F	1,428
Deferred income taxes	13	1	(1)	D	13
Other assets	63	15	29	H	107
Goodwill	747	56	864	G	1,667
Total assets	$2,701	$2,306	$3,981		$8,988
Current liabilities
Current installments of long-term debt	$144	$51	$11	H	$206
Accounts payable	149	372	(5)	I	516
Income taxes payable	11	16	(16)	D	11
Current deferred income taxes	—	—	23	D	23
Accrued liabilities	205	65	(58)	J	212
Total current liabilities	509	504	(45)		968
Long-term debt	528	528	2,433	H	3,489
Accrued pension liability	152	—	377	K	529
Deferred income taxes	100	77	916	D	1,093
Other liabilities	359	143	(145)	L	357
Total liabilities	1,648	1,252	3,536		6,436
Commitments and contingencies
Shareholders’ equity
Common stock	78	—	87	N	165
Additional paid-in capital	794	—	1,440	N	2,234
Accumulated other comprehensive (loss) income	(434)	28	(7)	N	(413)
Retained earnings	615	—	(49)	N	566
Net parent investment	—	912	(912)	N	—
Total shareholders’ equity	1,053	940	559		2,552
Noncontrolling interest	—	114	(114)	M	—
Total combined shareholders’ equity	1,053	1,054	445	D	2,552
Total liabilities and shareholders’ equity	$2,701	$2,306	$3,981		$8,988

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2015

	Historical
	Olin Corporation	Dow Chlorine Products Business	Pro forma adjustments	Note 4	Pro forma condensed combined
(in millions, except per share data)
Sales	$1,053	$1,885	$(29)	O	$2,909
Operating expenses
Cost of goods sold	879	1,822	12	P	2,713
Selling and administration	87	82	(8)	Q	161
Restructuring charges	2	—	—		2
Acquisition-related costs	21	—	(16)	R	5
Other operating income	42	—	—		42
Operating income (loss)	106	(19)	(17)		70
Earnings of non-consolidated affiliates	1	—	—		1
Interest expense	25	6	62	S	93
Interest income	1	—	—		1
Income (loss) before taxes	83	(25)	(79)		(21)
Income tax provisions (benefits)	28	1	(30)	T	(1)
Net income (loss)	$55	$(26)	$(49)		$(20)
Net income (loss) attributable to noncontrolling interests	—	(5)	5	U	—
Net income (loss) attributable to the business	$55	$(21)	$(54)		$(20)
Net income (loss) per common share attributable to the business
Basic	$0.71	—	—		$(0.12)
Diluted	$0.70	—	—		$(0.12)
Average common shares outstanding
Basic	77.5	—	87.5	V	165.0
Diluted	78.6	—	87.5	V	165.0

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014

	Historical
	Olin Corporation	Dow Chlorine Products Business	Pro forma adjustments	Note 4	Pro forma condensed combined
	(in millions, except per share data)
Sales	$2,241	$4,776	$(69)	O	$6,948
Operating expenses
Cost of goods sold	1,853	4,573	(64)	P	6,362
Selling and administration	166	186	(16)	Q	336
Restructuring charges	16	—	—		16
Acquisition-related costs	4	—	(4)	R	—
Other operating income (loss)	2	(3)	—		(1)
Operating income	204	14	15		233
Earnings of non-consolidated affiliates	2	—	—		2
Interest expense	44	13	139	S	196
Interest income	1	—	—		1
Income (loss) from continuing operations before taxes	163	1	(124)		40
Income tax provisions (benefits)	58	8	(46)	T	20
Net income (loss) from continuing operations	$105	$(7)	$(78)		$20
Net income (loss) from continuing operations attributable to noncontrolling interests	—	(5)	5	U	—
Net income (loss) from continuing operations attributable to the business	$105	$(2)	$(83)		$20
Net income from continuing operations per common share attributable to the business
Basic	$1.33	—	—		$0.12
Diluted	$1.32	—	—		$0.12
Average common shares outstanding		—	—
Basic	78.6	—	87.5	V	166.1
Diluted	79.7	—	87.5	V	167.2

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Olin Corporation and subsidiaries notes to the unaudited pro forma condensed combined financial statements

Note 1.  Basis of presentation

The accompanying unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X and present the pro forma combined financial position and results of operations of Olin based upon the historical financial statements of each of Olin and DCP, after giving effect to the Merger and the other Transactions, and are intended to reflect the impact of the Merger and the other Transactions on Olin’s consolidated financial statements. The accompanying unaudited pro forma condensed combined financial statements have been prepared using, and should be read in conjunction with, the respective unaudited consolidated or combined (as the case may be) financial statements of each of Olin and DCP as of and for the six months ended June 30, 2015 and the audited consolidated or combined (as the case may be) financial statements of each of Olin and DCP as of and for the year ended December 31, 2014. Assumptions and estimates underlying the pro forma adjustments are described in these notes. Since the accompanying unaudited pro forma condensed combined financial statements have been prepared based upon preliminary estimates and assumptions, the final amounts recorded may change these estimates as a more in-depth analysis will be carried out now that the Transactions have closed and such differences may be material.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by Olin if the Transactions had been consummated for the periods presented or that will be achieved in the future. The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of synergies expected to result from the Transactions. In addition, throughout the period presented in the unaudited pro forma condensed combined financial statements, the operations of DCP were conducted and accounted for as part of TDCC. DCP’s audited condensed financial statements have been derived from TDCC’s historical accounting records and reflect certain allocations of direct costs and expenses. All of the allocations and estimates in such financial statements are based on assumptions that the management of TDCC believes are reasonable. In the opinion of management, the unaudited pro forma condensed combined financial statements include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the period presented. DCP’s financial statements do not necessarily represent the financial position of DCP had it been operated as a stand-alone company during the period or at the date presented.

The unaudited pro forma condensed combined statement of operations combines the historical consolidated statement of operations of Olin and the historical combined statement of income (loss) of DCP for the six months ended June 30, 2015 and for the year ended December 31, 2014, giving effect to the Merger and the other Transactions as if they had been consummated on January 1, 2014. The unaudited pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of Olin and the historical condensed combined balance sheet of DCP as of June 30, 2015, giving effect to the Merger and the other Transactions and adjustments described in these notes, as if the Transactions had been consummated on June 30, 2015.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with Olin considered the acquirer of DCP. The audited historical combined financial statements of DCP have been adjusted to reflect certain reclassifications in order to conform to Olin’s financial statement presentation.

Note 2.  Purchase price allocation

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the allocation of the preliminary estimated purchase price to identifiable assets to be acquired and liabilities to be assumed, with the excess recorded as goodwill. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material. The purchase price allocation in these unaudited pro forma condensed combined financial statements is based upon an estimated purchase price of approximately $5,078 million. This amount was derived in accordance with the Merger Agreement, as described further below, based on the closing price of Olin common stock on October 2, 2015 and 87,482,759 shares of Olin common stock being issued in the Merger, and is subject to adjustment based on Splitco’s working capital in accordance with the terms of the Separation Agreement. The preliminary working capital adjustment of $50 million is reflected in the pro forma information.

The following table represents the preliminary estimate of the purchase price paid in the Merger (in millions, except per share data):

New shares issued (par value $1)	87.5
Closing price of Olin common stock on October 2, 2015	$17.46
Stock consideration transferred	$1,527
Cash and debt instruments received by TDCC(1)	2,080
Pension election cash payment	64
Up-front payments under the Ethylene Agreements	433
Consideration transferred	$4,104
Debt assumed	556
Pension liabilities assumed (U.S. and German)	418
Total purchase price	$5,078

(1)	Does not include a gross-up for customary underwriting fees.

The closing price of Olin common stock on October 2, 2015 was $17.46 per share.

The assumption of the U.S. pension liabilities and the pension election cash payment reflect the election by TDCC to transfer $273 million of net U.S. pension liability to Olin as of the closing date of the Merger in accordance with the Employee Matters Agreement. These amounts are subject to adjustment based on the actual value, determined as of the closing date of the Merger, of the U.S. pension liability and related assets that are transferred to Olin by TDCC. If the actual value, as of the closing date of the Merger, of the net U.S. pension liability transferred by TDCC to Olin is less than $400 million, Olin will be obligated to pay TDCC an amount in cash equal to the product of (x) and (y), where (x) equals (1) $400 million minus (2) the net U.S. pension liability transferred and (y) equals 0.5. This means, based on TDCC’s election, Olin would be required to pay approximately $64 million in cash consideration. Because the actual value of the net U.S. pension liability to be transferred to Olin may be greater or less than $273 million, the final purchase price could differ from the current estimate, which could impact the unaudited pro forma condensed combined financial statements.

The preliminary estimated purchase price is allocated as follows (in millions):

Total current assets(1)	$813
Property, plant and equipment, net(2)	3,425
Intangible assets(3)	1,312
Other assets	15
Total assets acquired	5,565
Total current liabilities	470
Long-term debt	505
Accrued pension liabilities(4)	418
Deferred income taxes(5)	969
Other liabilities	19
Total liabilities assumed	2,381
Net identifiable assets acquired	3,184
Goodwill(6)	920
Total consideration transferred	$4,104

Assets and liabilities for which initial accounting is incomplete:

(1)
The preliminary inventory fair value estimate within total current assets is based on a step-up of inventory from book value to estimated fair value based on a preliminary estimation. A final valuation may change these estimates as a more in-depth analysis will be carried out now that the Transactions have closed and such differences may be material. See Note 3 (C) for further detail on the inventory fair value adjustment.

(2)
The preliminary property, plant and equipment fair value estimate is based on a preliminary valuation and is subject to change. A final valuation will be more detailed in its analysis including a further review of recent market transactions with comparable assets. See Note 3 (E) for further detail on the property, plant and equipment fair value adjustment.

(3)
The preliminary intangible asset fair value estimates are based on a preliminary valuation and are subject to change. The preliminary intangible assets associated with the Transactions include developed technologies, customer relationships, and up-front payments under the Ethylene Agreements. A final valuation may change these estimates as more in-depth income contribution is applied now that the Transactions have closed and such differences may be material. See Note 3 (F) for further details on the intangible assets fair value adjustment.

(4)
The preliminary accrued pension liabilities fair value consists of the assumption of German pension liabilities and the election by TDCC to transfer $273 million of net U.S. pension liability to Olin on the closing date of the Transactions based on the Employee Matters Agreement. The valuation of the German pension liability is based on the preliminary fair value for the German pension plan assets, the discount rate at December 31, 2014, and other actuarial assumptions. The net U.S. pension liability is subject to adjustment based on the actual value, determined as of the closing date of the Merger, of the U.S. pension liability and related assets that are transferred. A final valuation may change these estimates as more in-depth valuation methods are applied now that the Transactions have closed, and such differences may be material. See Note 3 (K) for further details.

(5)
The preliminary deferred income tax liabilities are based on a blended global statutory rate and do not reflect Olin’s expected tax rate. As of the effective time of the Transactions, Olin made adjustments to deferred taxes and other tax adjustments as part of accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired intangibles and applicable pro forma adjustments to related assets and liabilities that will or will not be assumed by the combined company included herein. See Note 3 (D) for further details on the deferred income taxes.

(6)
The significant preliminary goodwill resulting from the Transactions is primarily due to the combination of Olin and DCP providing increased production capacity and diversification of Olin’s product portfolio and enhanced size and geographic presence. The cost-saving opportunities include improved operating efficiencies and asset optimization. See Note 3 (G) for further details on the goodwill adjustment.

Note 3.  Balance sheet adjustments

The unaudited pro forma condensed combined balance sheet reflects the following adjustments ($ in millions):

(A)	Cash and cash equivalents were adjusted as follows:

Payment of non-qualified pension plan and deferred compensation plans(1)	$(100)
Expected transaction costs(2)	(18)
Special Payment to TDCC(3)	(875)
Up-front payments under the Ethylene Agreements(4)	(433)
Pension election cash payment(5)	(64)
Olin term loan repayment(6)	(147)
JV Entity debt repayment(6)	(556)
Debt issuance costs(6)	(14)
Senior Term Facilities(6)	1,350
Sumitomo Term Facility(6)	600
Total pro forma adjustment to cash and cash equivalents(7)	$(257)

(1)
Represents the payment of Olin liabilities associated with the non-qualified pension plan and the deferred compensation plans in the form of benefits to participants. The plans with which these payments are associated were terminated as a result of the Transactions, which triggered a change in control under these plans and required the payment of benefits.

(2)
Expected transaction costs are a preliminary estimate of expenses that Olin incurred prior to the consummation of the Transactions in connection with the Transactions for advisory, legal, accounting and other professional fees.

(3)	Represents the Special Payment that Splitco paid to TDCC in the amount of the Below Basis Amount.

(4)
Reflects $433 million in up-front payments made upon consummation of the Transactions pursuant to the Ethylene Agreements. The Ethylene Agreements are 20-year long-term capacity rights agreements for the supply of ethylene by TDCC at integrated producer economics.

(5)
Represents the required payment based on TDCC’s U.S. pension liability election. The amount is subject to adjustment based on the actual value, determined as of the closing date of the Merger, of the U.S. pension liability and related assets that are transferred to Olin by TDCC.

(6)
For a discussion of the Olin term loan repayment, the JV Entity debt repayment, the Senior Term Facilities, the Sumitomo Term Facility and the debt issuance costs paid, see Note 5, Financing adjustments, below.

(7)
Olin is currently seeking commitments under the New Term Facility, the proceeds of which would be used after the closing date of the Merger for working capital and other general corporate purposes. Olin makes no assurance it will obtain any new commitments.

(B)	Trade and other receivables were adjusted as follows:

Excluded assets(1)	$(5)
Preliminary working capital adjustment (2)	50
Total pro forma adjustment to trade and other receivables	$45

(1)	Represents certain trade receivables included in DCP’s historical balance sheet which were not transferred under the Separation Agreement.

(2)
The preliminary working capital adjustment of $50 million reflected in receivables, net will impact cash and cash equivalents, receivables, net, inventories, accounts payable and accrued liabilities once the preliminary working capital adjustment detail is known after the closing of the Transactions.

(C)	Inventories were adjusted as follows:

Preliminary fair value adjustment(1)	$68
Total pro forma adjustment to inventories	$68

(1)
Represents the estimated fair value adjustment to DCP’s inventory of $68 million based upon a preliminary fair value estimate of $393 million. This amount has not been reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations.

(D)	Deferred taxes, income taxes receivable, and income taxes payable were adjusted as follows (1):

Income taxes receivable
Pension and deferred compensation adjustments	$39
Total pro forma adjustment to income taxes receivable	$39
Current portion of deferred tax asset
Environmental liabilities that will not be assumed	$(4)
Pension liabilities adjustments	(9)
Removal of valuation allowances	3
Investment of foreign earnings that will not be assumed	(1)
Reclassification of deferred taxes	(4)
Total pro forma adjustment to current deferred income tax asset	$(15)
Income taxes payable
Elimination of liability that will not be assumed	$(16)
Total pro forma adjustment to income taxes payable	$(16)
Current portion of deferred tax liability
Inventory fair value adjustment	$23
Total pro forma adjustment to current deferred income tax liability	$23
Non-current portion of deferred tax asset
Environmental liabilities that will not be assumed	$1
Net operating losses and tax credit carryforwards that will not be retained	(1)
Removal of valuation allowances	73
Investment of foreign earnings that will not be assumed	1
Reclassification of deferred taxes	(75)
Total pro forma adjustment to non-current deferred tax asset	$(1)
Non-current portion of deferred tax liability
Identifiable intangible assets fair value adjustment	$288
Property, plant and equipment fair value adjustment	619
Domestic pension liabilities that will be assumed	(107)
Foreign pension liabilities that will be assumed	(43)
Pension and deferred compensation adjustments	24
Environmental liabilities that will not be assumed	18
Net operating losses and tax credit carryforwards that will not be retained	257
Removal of valuation allowances	(37)
Goodwill that will not be retained	(6)
Investment of foreign earnings that will not be assumed	(18)
Reclassification of deferred taxes	(79)
Total pro forma adjustment to non-current deferred income tax liability	$916

(1)
Reflects an adjustment to deferred tax assets and liabilities representing a blended global statutory rate of approximately 37% multiplied by either (i) the preliminary fair value adjustments made to the assets to be acquired and liabilities to be assumed, excluding goodwill, or (ii) the applicable pro forma adjustments to related assets and liabilities that will or will not be assumed by the combined company included herein. For purposes of these unaudited pro forma condensed financial statements, a global blended statutory tax rate of approximately 37% has been used. This does not reflect Olin’s expected effective tax rate, which will include other tax charges and benefits, and does not take in to account any historical or possible future tax events that may impact Olin following the consummation of the Transactions.

(E)	Property, plant and equipment, net were adjusted as follows:

Included/excluded assets(1)	$14
Preliminary fair value adjustment(2)	1,886
Total pro forma adjustment to property, plant and equipment, net	$1,900

(1)
To adjust certain assets included in DCP’s historical balance sheet to align with what was transferred in accordance with the Separation Agreement. This adjustment includes additional assets transferred that were not reflected in the condensed combined financial statements of DCP, net of certain assets that were not transferred.

(2)
Represents the estimated fair value adjustment to DCP’s property, plant and equipment of $1,886 million based upon a preliminary fair value estimate of $3,411 million. For purposes of determining the impact on the unaudited pro forma condensed combined statement of operations, the fair value of property, plant and equipment is being depreciated over an estimated remaining weighted-average useful life of 14 years.

(F)	Intangibles, net were adjusted as follows:

Preliminary fair value adjustment(1)	$1,312
Elimination of DCP historical intangibles	(3)
Total pro forma adjustment to intangibles, net	$1,309

(1)	The preliminary fair value adjustment is the estimated intangible assets attributable to the Transactions and is comprised of the following:

	Estimated fair value	Estimated useful life	Weighted average useful life
Developed technologies(a)	$152	7
Customer relationships(b)	727	15
Up-front payments under the Ethylene Agreements(c)	433	20
Total intangibles	$1,312		15

(a)
The estimated fair value for this pro forma presentation for technology was measured using the relief-from-royalty method. Developed technologies reflects the entire portfolio of patents transferred to Splitco. This method assumes the technology has value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them. Significant assumptions required to develop estimates using this method are revenue growth rates for similar developed technology, the appropriate royalty rate, an appropriate discount rate and obsolescence of technology.

(b)
The estimated fair values for this pro forma presentation for customer relationships were measured using the multi-period excess earnings method. The principle behind the multi-period excess earnings method is that the value of an intangible is equal to the present value of the incremental after-tax cash flows attributable to the subject intangible asset, after taking charges for the use of other assets employed by the business. Significant assumptions required for this method are revenue growth rates and probability related to customers, customer attrition rates, contributory asset charges and an appropriate discount rate.

(c)
The estimated fair value for this pro forma presentation for the up-front payments under the Ethylene Agreements was $433 million, which is the up-front payments made upon consummation of the Transactions pursuant to the Ethylene Agreements. The Ethylene Agreements are 20-year long-term capacity rights agreements for the supply of ethylene by TDCC at integrated producer economics.

(G)	Goodwill was adjusted as follows:

Estimated transaction goodwill(1)	$920
Elimination of DCP historical goodwill	(56)
Total pro forma adjustment to goodwill	$864

(1)
Reflects the preliminary adjustment to goodwill. The significant goodwill resulting from the Transactions is primarily due to the combination of Olin and DCP providing increased production capacity and diversification of Olin’s product portfolio and enhanced size and geographic presence. The cost-saving opportunities include improved operating efficiencies and asset optimization.

(H)	Other assets, current installments of long-term debt and long-term debt were adjusted as described below in Note 5, Financing adjustments.

(I)	Accounts payable were adjusted as follows:

Excluded liabilities(1)	$(5)
Total pro forma adjustments to accounts payable	$(5)

(1)	To adjust certain liabilities included in DCP’s historical balance sheet to align with what was assumed in accordance with the Separation Agreement.

(J)	Accrued liabilities were adjusted as follows:

Excluded liabilities(1)	$(36)
Payment of non-qualified pension plan(2)	(22)
Total pro forma adjustments to accrued liabilities	$(58)

(1)
To adjust certain liabilities included in DCP’s historical balance sheet to align with what was assumed in accordance with the Separation Agreement. Certain environmental, legal and other liabilities relating to periods prior to the closing date of the Merger were retained by TDCC in accordance with the Separation Agreement.

(2)
Represents the payment of Olin liabilities associated with the non-qualified pension plan in the form of benefits to participants. The plan with which these payments are associated was terminated as a result of the Transactions, which triggered a change in control under the plan and required the payment of benefits.

(K)	Accrued pension liability was adjusted as follows:

Assumption of German pension liability(1)	$145
Assumption of U.S. pension liability(2)	273
Payment of non-qualified pension plan(3)	(41)
Total pro forma adjustments to accrued pension liability	$377

(1)
Represents an adjustment for certain accrued defined benefit pension liabilities relating to employees of TDCC in Germany who transferred to Olin in connection with the Transactions in accordance with the Separation Agreement. The adjustment to the pension liability is estimated based on the preliminary fair value for the German pension plan assets, the discount rate at December 31, 2014, and other actuarial assumptions.

(2)
Represents the net U.S. pension liability that TDCC elected to transfer to Olin as of the closing date of the Merger in accordance with Employee Matters Agreement. This amount is subject to adjustment based on the actual value, determined as of the closing date of the Merger, of the U.S. pension liability and related assets that are transferred to Olin by TDCC. If the actual value, as of the closing date of the Merger, of the net U.S. pension liability transferred by TDCC to Olin is less than $400 million, Olin will be obligated to pay TDCC an amount in cash equal to the product of (x) and (y), where (x) equals (1) $400 million minus (2) the net U.S. pension liability transferred and (y) equals 0.5. This means based on TDCC’s election, Olin would be required to pay approximately $64 million in cash consideration, which remains subject to adjustment as described above.

(3)
Represents the payment of Olin liabilities associated with the non-qualified pension plan in the form of benefits to participants. The plan with which these payments are associated was terminated as a result of the Transactions, which triggered a change in control under this plan and required the payment of benefits.

(L)	Other liabilities were adjusted as follows:

Excluded liabilities(1)	$(124)
Payment of deferred compensation plans(2)	(21)
Total pro forma adjustments to other liabilities	$(145)

(1)
To adjust certain liabilities included in DCP’s historical balance sheet to align with what was transferred in accordance with the Separation Agreement. Certain environmental, legal and other liabilities relating to periods prior to the closing date of the Merger were retained by TDCC in accordance with the Separation Agreement.

(2)
Represents the payment of Olin liabilities associated with the deferred compensation plans in the form of benefits to participants. The plans with which these payments are associated have been terminated as a result of the Transactions, which triggered a change in control under these plans and required the payment of benefits.

(M)	Noncontrolling interest was eliminated due to the JV Partner’s exercise of its right for a Tag Event.

(N)	Shareholders’ equity was adjusted as follows:

Issuance of shares of Olin common stock(1)	$1,527
Elimination of total combined DCP shareholders’ equity(2)	(940)
Expected transaction costs(3)	(18)
Non-qualified pension plan expense (net of tax)(4)	(10)
Total pro forma adjustment to shareholders’ equity	$559

(1)
Relates to the shares of Olin common stock issued in the Merger. The pro forma adjustment is based upon the closing price of Olin common stock as of October 2, 2015. Of the new stock issued, $87 million is recorded as par value of common stock and $1,440 million is recorded as additional paid-in capital.

(2)	Relates to the elimination of DCP’s parent company investment of $912 million and $28 million of accumulated other comprehensive loss.

(3)
Reflects a preliminary estimate of the costs that Olin incurred prior to the consummation of the Transactions in connection with the Transactions for advisory, legal, accounting and other professional fees. This amount has not been tax effected as the tax deductibility of these items has not been determined.

(4)
Represents expense associated with the non-qualified pension plan in the form of benefits to participants. Additionally, the termination of this plan results in the transfer of $21 million of unamortized actuarial losses from accumulated other comprehensive loss to retained earnings. The plan with which these adjustments are associated was terminated as a result of the Transactions, which triggered a change in control under the plan and required the recognition of $10 million of additional expense.

Note 4.  Income statement adjustments

The unaudited pro forma condensed combined statement of operations reflects the following adjustments (in millions):

(O)	Sales were adjusted as follows:

	For the six months ended June 30, 2015	For the year ended December 31, 2014
Excluded assets/liabilities(1)	$(52)	$(88)
Re-pricing of sales to TDCC(2)	27	31
Olin and DCP eliminations(3)	(4)	(12)
Total pro forma adjustment to sales	$(29)	$(69)

(1)	Relates to adjustments to sales related to operations and commercial arrangements that were not transferred and commercial arrangements transferred in accordance with the Separation Agreement.

(2)
Represents the re-pricing of sales to TDCC relating to arrangements for long-term supply agreements for the sale of raw materials and services pursuant to the Separation Agreement. These agreements were executed on the closing date of the Merger. This pro forma adjustment represents changes in sales that would have been generated due to these agreements had they been in place on January 1, 2014.

(3)
Represents the elimination of DCP’s sales to Olin as reported in DCP’s historical statement of operations. There were no sales transactions from Olin to DCP for the six months ended June 30, 2015 or the year ended December 31, 2014.

(P)	Cost of goods sold were adjusted as follows:

	For the six months ended June 30, 2015	For the year ended December 31, 2014
Adjustment to depreciation and amortization of DCP assets acquired(1)	$59	$117
Excluded assets/liabilities(2)	(31)	(123)
Re-pricing of raw materials and services to/from DCP/TDCC(3)	(12)	(46)
Olin and DCP eliminations(4)	(4)	(12)
Total pro forma adjustment to cost of goods sold	$12	$(64)

(1)
Represents the adjustment to DCP’s historical depreciation and amortization as a result of preliminary fair value adjustments to the acquired depreciable assets and amortizable intangible assets and adjustments to their respective estimated remaining useful lives, see Notes 3(E) and 3(F).

(2)
Represents adjustments to expenses related to operations and commercial arrangements that were not transferred and additional assets and commercial arrangements transferred in accordance with the Separation Agreement. This adjustment also includes a reduction of $9 million for the six months ended June 30, 2015 and $12 million for the fiscal year ended December 31, 2014 associated with environmental expenses that were attributable to production sites not being transferred. See Note 6, Items Not Included.

(3)
Relates to arrangements for long-term supply agreements for raw materials, including ethylene and benzene, and services pursuant to the Separation Agreement. These agreements were executed on the closing date of the Merger. This pro forma adjustment represents changes in raw material costs and operating expenses that would have been incurred due to these agreements had they been in place on January 1, 2014.

(4)
Represents the elimination of DCP’s sales to Olin as reported in DCP’s historical statement of operations. There were no sales transactions from Olin to DCP for the six months ended June 30, 2015 or the fiscal year ended December 31, 2014.

(Q)	Selling and administration was adjusted as follows:

	For the six months ended June 30, 2015	For the year ended December 31, 2014
Adjustment to depreciation of DCP assets acquired(1)	$—	$1
Excluded assets/liabilities(2)	(3)	(8)
Re-pricing of services to/from DCP/TDCC(3)	(3)	(6)
Non-qualified pension change in control(4)	(2)	(3)
Total pro forma adjustment to selling and administration	$(8)	$(16)

(1)
Represents the adjustment to DCP’s historical depreciation as a result of preliminary fair value adjustments to the acquired depreciable assets and adjustment to their respective remaining useful lives.

(2)	Represents adjustments to expenses related to operations that were not transferred in accordance with the Separation Agreement.

(3)
Relates to arrangements for services between DCP and TDCC following the consummation of the Transactions pursuant to the Separation Agreement. These agreements were executed on the closing date of the Merger. This pro forma adjustment represents changes in operating expenses that would have been incurred due to these agreements had they been in place on January 1, 2014.

(4)
Relates to the elimination of the Olin non-qualified pension expense incurred for the six months ended June 30, 2015 or the year ended December 31, 2014. The plan with which these expenses were associated was terminated as a direct result of the Merger, which triggered a change in control clause for the pension plan. As a result, these expenses are not expected to have a continuing impact on results following the consummation of the Transactions.

(R)	Acquisition-related costs were adjusted as follows:

	For the six months ended June 30, 2015	For the year ended December 31, 2014
Transaction costs(1)	$(16)	$(4)
Total pro forma adjustment to acquisition-related costs	$(16)	$(4)

(1)
Relates to advisory and legal fees incurred for the six months ended June 30, 2015 and the fiscal year ended December 31, 2014, which are directly attributable to the Merger, but which are not expected to have a continuing impact on results following the consummation of the Transactions.

(S)	Interest expense was adjusted as described below in Note 5, Financing adjustments.

(T)
For purposes of the unaudited pro forma condensed combined financial statements, a global blended statutory tax rate of approximately 37% has been used. This does not reflect Olin’s effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact Olin following the consummation of the Transactions.

(U)	Represents the elimination of income attributable to noncontrolling interest due to the JV Partner’s exercise of its right for a Tag Event.

(V)
The adjustment to both weighted average shares outstanding and diluted weighted average shares outstanding is to reflect the 87.5 million shares of Olin common stock issued in the Merger. For purposes of the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2015, the dilutive impacts of stock-based compensation of 1.1 million shares have been excluded from the calculation of the pro forma diluted loss per share, as the effect of including them would have been anti-dilutive.

Note 5.  Financing adjustments

On the closing date of the Merger, Olin and Splitco incurred indebtedness of approximately $1,950 million, which consisted of $1,350 million of term loans under the Senior Term Facilities and $600 million of term loans under the Sumitomo Term Facility, to (i) finance the Special Payment, (ii) pay fees and expenses of Olin in connection with the Transactions, (iii) refinance the terms loans outstanding under the Existing Credit Facilities, (iv) refinance indebtedness of the JV Entity under the JV Credit Agreement, (v) finance the required cash payment to TDCC based on TDCC’s U.S. pension liability election, (vi) make other payments in connection with the Transactions and (vii) to the extent net proceeds remain, fund general corporate purposes. In addition, Splitco issued the Splitco Securities to TDCC in connection with the Debt Exchange. Upon consummation of the Merger, Olin and Splitco entered into agreements to guarantee each other’s obligations under this indebtedness.

Olin is currently seeking commitments under the New Term Facility, the proceeds of which would be used after the closing date of the Merger for working capital and other general corporate purposes. Olin makes no assurance it will obtain any new commitments, and such commitments are not reflected in the unaudited pro forma condensed combined financial statements.

Current installments of long-term debt were adjusted as follows (in millions):

Senior Term Facilities(1)	$66
Olin term loan repayment(2)	(4)
JV Entity debt repayment(3)	(51)
Total pro forma adjustment to current installments of long-term debt	$11

(1)
Represents the current portion of borrowings under the Senior Term Facilities. Olin and Splitco obtained $1,350 million of separate commitments for term loans and drew the entire amount in order to finance the Transactions. The annual average interest rate included in the unaudited pro forma condensed combined statement of operations with respect to the Senior Term Facilities is based on the terms of the commitments.

(2)	Represents repayment by Olin of the current portion of the term loans outstanding under the Existing Credit Facilities. These term loans were repaid with the proceeds of the Senior Credit Facilities.

(3)	Represents repayment by Olin of the current portion of indebtedness of the JV Entity under the JV Credit Agreement. This debt was repaid with the proceeds of the Sumitomo Term Facility.

Long-term debt was adjusted as follows (in millions):

Splitco Securities(1)	$1,220
Senior Term Facilities(2)	1,284
Sumitomo Term Facility(3)	600
Olin term loan repayment(4)	(143)
JV Entity debt repayment(5)	(505)
Excluded liabilities(6)	(23)
Total pro forma adjustment to long-term debt	$2,433

(1)
Represents the notes issued by Splitco to TDCC immediately prior to the Distribution. The Splitco Securities were transferred by TDCC on the closing date of the Merger to investment banks and/or commercial banks in exchange for existing debt of TDCC.

(2)
Represents the long-term portion of borrowings under the Senior Term Facilities. Olin and Splitco obtained $1,350 million of separate commitments for term loans and drew the entire amount in order to finance the Transactions. The annual average interest rate included in the unaudited pro forma condensed combined statement of operations with respect to the Senior Term Facilities is based on the terms of the commitments.

(3)
Represents borrowings under the Sumitomo Term Facility. Olin obtained $600 million of commitments for term loans and drew the entire amount in order to refinance indebtedness of the JV Entity under the JV Credit Agreement and to pay fees and expenses of Olin and make other payments in connection with the Transactions.

(4)
Represents repayment by Olin of the long-term portion of the term loans outstanding under the Existing Credit Facilities. These term loans were repaid with proceeds of the new indebtedness incurred by Olin.

(5)	Represents repayment by Olin of the long-term portion of indebtedness of the JV Entity under the JV Credit Agreement. This debt was repaid with the proceeds of the new indebtedness incurred by Olin.

(6)
To adjust certain liabilities included in DCP’s historical balance sheet to align with what was transferred in accordance with the Separation Agreement. Certain debt liabilities were repaid prior to the closing of the Merger.

Other assets were adjusted as follows (in millions):

Capitalized financing fees(1)	$29
Total pro forma adjustments to other assets	$29

(1)	Represents the capitalized financing fees related to the Senior Term Facilities, the Sumitomo Term Facility, the Olin Revolving Facility and the Splitco Securities.

The unaudited pro forma condensed combined statement of operations reflects adjustments to include an estimate of the interest expense on the additional indebtedness incurred in connection with the Transactions.

A summary of the adjustments to current installments of long-term debt, long-term debt and interest expense is as follows (in millions):

	Principal amount as of June 30, 2015	Interest expense for the six months ended June 30, 2015	Interest expense for the year ended December 31, 2014
Splitco Securities	$1,220	$61	$122
Senior Term Facilities(1)(2)	1,350	12	25
Sumitomo Term Facility(1)(3)	600	5	10
Olin term loan repayment(4)	(147)	(1)	(9)
JV Entity debt repayment(5)	(556)	(6)	(13)
Olin Revolving Facility(6)	—	1	1
Excluded liabilities(7)	(23)	—	—
Amortization of new debt issuance costs(1)	—	(10)	3
	$2,444	$62	$139

(1)
For each one-eighth of 1% change in estimated interest rate associated with the $1,350 million in borrowings under the Senior Term Facilities and the $600 million in borrowings under the Sumitomo Term Facility, interest expense would increase or decrease by approximately $1 million for the six months ended June 30, 2015 and approximately $2 million for the year ended December 31, 2014.

(2)
Olin and Splitco obtained $1,350 million of separate commitments for term loans and drew the entire amount in order to finance the Transactions. The annual average interest rate included in the unaudited pro forma condensed combined statement of operations with respect to the Senior Term Facilities is based on the terms of the commitments.

(3)
Olin obtained $600 million of commitments for term loans and drew the entire amount in order to refinance indebtedness of the JV Entity under the JV Credit Agreement and to pay fees and expenses of Olin and make other payments in connection with the Transactions. The annual average interest rate included in the unaudited pro forma condensed combined statement of operations with respect to the Sumitomo Term Facility is based on the terms of the commitments.

(4)	Represents repayment by Olin of the term loans outstanding under Olin’s Existing Credit Facilities. These term loans were repaid with the proceeds of the new indebtedness incurred by Olin.

(5)	Represents repayment by Olin of the indebtedness of the JV Entity under the JV Credit Agreement. This debt was repaid with the proceeds of the new indebtedness incurred by Olin.

(6)
Olin obtained a $500 million commitment for a senior unsecured revolving credit facility. These commitments were not drawn on for purposes of the Transactions, and the $1 million interest expense for the six months ended June 30, 2015 and the year ended December 31, 2014 relates to commitment fees on the undrawn Olin Revolving Facility.

(7)
To adjust certain liabilities included in DCP’s historical balance sheet to align with what was transferred in accordance with the Separation Agreement. Certain debt liabilities were repaid prior to the closing of the Merger.

Note 6.  Items not included

The following expected material nonrecurring charges related to the Merger and the other Transactions are not included or provided for in the unaudited pro forma condensed combined statement of operations:

●	an additional preliminary estimate of $15 to $20 million of advisory, legal, accounting and other professional fees incurred in connection with the Transactions during the remainder of 2015; and

●
approximately $50 million of costs associated with the change in control mandatory acceleration of expenses under the Olin non-qualified pension plan that resulted from consummation of the Transactions.

The unaudited pro forma condensed combined financial statements do not reflect benefits that may result from the realization of savings for costs allocated to DCP from TDCC. Included in DCP’s combined statement of operations within the unaudited pro forma condensed combined financial statements are allocations of certain expenses for services including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, ethics and compliance, shared services, employee benefits and incentives, insurance and stock-based compensation. These expenses have been allocated on the basis of direct usage when identifiable with the remainder allocated on the basis of headcount or other measures. The allocations may not reflect the expense that would have been incurred as a part of Olin. Olin management estimates that approximately $250 million of annual costs would not have been incurred by DCP had DCP been a part of Olin for the year ended December 31, 2014.

The unaudited pro forma condensed combined financial statements also do not reflect benefits that may result from the realization of approximately $200 million of annualized cost synergies expected to be realized within three years following the consummation of the Transactions, or, if Olin is able to increase sales to new third-party customers and access new product markets as a result of the Transactions, the potential additional annualized synergies of up to $100 million that Olin estimates may potentially be achievable within three years from the consummation of the Transactions. Olin expects to incur significant one-time costs in connection with the Transactions, including approximately (1) $55 to $60 million during 2015 of advisory, legal, accounting, integration and other professional fees related to the Transactions, (2) $25 to $30 million of financing-related fees, (3) $50 million of costs associated with the change in control mandatory acceleration of expenses under deferred compensation plans as a result of the Transactions, (4) $100 to $150 million in transition-related costs during the first three years following the consummation of the Transactions, and (5) $200 million in incremental capital spending during the first three years following the consummation of the Transactions that Olin management believes is necessary to realize the anticipated synergies from the Transactions.

The unaudited pro forma condensed combined balance sheet does not include an environmental liability for DCP, which is consistent with the Separation Agreement. The historical combined statements of operations for DCP included environmental remediation expense of $15 million for the six months ended June 30, 2015 and $30 million for the year ended December 31, 2014. The unaudited pro forma condensed combined statements of operations include a reduction of $9 million for the six months ended June 30, 2015 and $12 million for the year ended December 31, 2014 attributable to production sites not being transferred.

The unaudited pro forma condensed combined balance sheet includes a de-recognition of trade accounts receivable of $45 million in DCP’s unaudited historical balance sheet. DCP’s trade accounts receivable were subject to inclusion in TDCC’s various trade accounts receivable securitization programs whereby trade accounts receivable of select entities were sold on a revolving basis to certain multi-seller commercial paper conduit entities. The trade accounts receivable assigned to Splitco in the Merger include the full trade accounts receivable of DCP with no similar de-recognition.

As of June 30, 2015, Olin had a valuation allowance of $17 million recorded on its deferred tax assets. This valuation allowance relates predominately to Olin’s state net operating losses, state tax credit and capital loss carry-forwards. As part of the purchase price allocation process resulting from the Merger, it is possible that deferred tax liabilities will be recorded in the various domestic jurisdictions that, if recorded, could result in a release of a portion of the valuation allowance. Any release of a valuation allowance on Olin’s pre-Merger deferred tax assets will be recorded in the income statement in the period that the Merger is completed; however no such adjustment is included in the unaudited pro forma condensed combined financial statements due to its nonrecurring nature.

Olin is currently seeking commitments under the New Term Facility, the proceeds of which would be used after the closing date of the Merger for working capital and other general corporate purposes. Olin makes no assurance it will obtain any new commitments, and such commitments are not reflected in the unaudited pro forma condensed combined financial statements.

HELPFUL DEFINITIONS
● “Below Basis Amount” means $875 million;
● “Contribution” means the contribution by TDCC, directly or indirectly, of the equity interests in the DCP Subsidiaries to Splitco pursuant to the Separation Agreement;
● “DCP Subsidiaries” refers to the newly-formed direct and indirect subsidiaries of TDCC that hold the transferred assets and certain assumed liabilities related to DCP following the Separation and were contributed to Splitco prior to the consummation of the Distribution, pursuant to the Contribution;
●  “Debt Exchange” means the transfer of the Splitco Securities by TDCC on or about the closing date of the Merger to the investment banks and/or commercial banks in exchange for existing TDCC debt;
●  “Distribution” means the distribution by TDCC of its shares of Splitco common stock to the holders of shares of TDCC common stock by way of an exchange offer;
●  “Dow Chlorine Products Business” or “DCP” means TDCC’s U.S. chlor-alkali and vinyl, global epoxy and global chlorinated organics business, including TDCC’s equity interests in the JV Entity;
●  “Employee Matters Agreement” means the Employee Matters Agreement, dated as of March 26, 2015, among TDCC, Spinco and Olin;
●  “Ethylene Agreements” means certain 20-year long-term capacity rights agreements for the supply of ethylene by TDCC to Olin at producer economics;
●  “Splitco Securities” means the notes issued by Splitco to TDCC immediately prior to the Distribution in connection with the Transactions;
●  “Existing Credit Facilities” means Olin’s $410 million senior credit facilities, dated June 24, 2014;
●  “JV Credit Agreement” means the Credit Agreement governing the existing indebtedness of the JV Entity;
●  “JV Entity” means Dow-Mitsui Chlor-Alkali LLC, a joint venture between TDCC and Mitsui & Co. Texas Chlor-Alkali, Inc.;
●  “JV Partner” means Mitsui & Co. Texas Chlor-Alkali, Inc.;
●  “Merger” means the combination of Olin’s business and the Dow Chlorine Products Business through the merger of Merger Sub with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and as a wholly-owned subsidiary of Olin, as contemplated by the Merger Agreement;
●  “Merger Agreement” means the Agreement and Plan of Merger, dated as of March 26, 2015, among TDCC, Splitco, Olin and Merger Sub;
●  “Merger Sub” means Blue Cube Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Olin;
●  “New Term Facility” means the commitments that Olin is currently seeking under an upsize of an existing credit facility or a proposed new term loan facility;
●  “Olin” means Olin Corporation;
●  “Olin common stock” means the common stock, par value $1 per share, of Olin;

●  “Olin Credit Facilities” means, collectively, the Olin Term Facility and the Olin Revolving Facility;
●  “Olin Term Facility” means the term facility under the Olin Credit Agreement;
●  “Olin Credit Agreement” means the Credit Agreement, dated as of June 23, 2015, among Olin and Olin Canada ULC, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent;
●  “Olin Revolving Facility” means the revolving facility under the Olin Credit Agreement;
●  “Senior Credit Facilities” means, collectively, the Olin Credit Facilities and the Splitco Term Facility;
●  “Senior Term Facilities” means collectively, the Olin Term Facility and the Splitco Term Facility;
●  “Separation” means the transfer by TDCC to Splitco or the DCP Subsidiaries directly or indirectly of the transferred assets and certain assumed liabilities related to DCP pursuant to the Separation Agreement;
●  “Separation Agreement” means the Separation Agreement, dated as of March 26, 2015, among TDCC and Splitco;
●  “Special Payment” means the cash payment to be made in connection with the Transactions by Splitco to TDCC in an amount equal to the Below Basis Amount;
●  “Splitco” means Blue Cube Spinco Inc., a Delaware corporation, and prior to the Merger, a wholly-owned subsidiary of TDCC;
●  “Splitco Credit Agreement” means the Credit Agreement, dated as of June 23, 2015, with a syndicate of lenders and Wells Fargo Bank, National Association, as administrative agent;
●  “Splitco Term Facility” means the term facility under the Splitco Credit Agreement under which Splitco may obtain term loans in an aggregate amount of up to the lesser of (i) $1,050 million and (ii) the Below Basis Amount;
●  “Sumitomo Credit Agreement” means the Credit Agreement, dated August 25, 2015, among Olin, certain lenders and Sumitomo Mitsui Banking Corporation, as administrative agent;
●  “Sumitomo Term Facility” means the term facility under the Sumitomo Credit Agreement under which Olin may obtain terms loans in an aggrerate amount of up to $600 million;
●  “Tag Event” means the exercise by the JV Partner prior to the closing date of the Merger of its right to transfer all of its equity interests in the JV Entity to TDCC or TDCC’s designee in connection with the Transactions pursuant to the organizational documents of the JV Entity;
●  “TDCC” means The Dow Chemical Company, a Delaware corporation; and
●  “Transactions” means the transactions contemplated by the Merger Agreement and the Separation Agreement, which provide for, among other things, the Separation, the Contribution, the Distribution and the Merger.